EXHIBIT 10.3

AGREEMENT AMONG THE FOUNDERS OF
STIRLING ACQUISITION CORPORATION

This Agreement Among the Founders of Stirling Acquisition Corporation (the “Agreement”) is made effective as of May 7, 2007 (the “Effective Date”) between John L. Petersen (“Petersen) and Rachel A. Fefer (“Fefer”), Château de Barberêche, Switzerland 1783 Barberêche; Sally A. Fonner (“Fonner”), 1268 Bayshore Boulevard, Dunedin, Florida 33698; and Mark R. Dolan (“Dolan”), 2852 Twentieth Avenue North, St. Petersburg, Florida 33713. Petersen, Fefer, Fonner and Dolan are collectively referred to herein as “Founders.”

WHEREAS, from December 2000 through December 2005, the Founders were stockholders, directors and officers of Win or Lose Acquisition Corporation, a novel blank check shell that registered its securities under the Securities Act, effected two public distributions of its stock, and was ultimately unable to identify and negotiate an acquisition transaction with a suitable privately held company; and

WHEREAS, the combined financial losses of the Founders with respect to Win or Lose amounted to $256,045 and the substantial bulk those losses were financed by cash contributions from Petersen and Fefer;

WHEREAS, the Founders believe the structure that was developed for Win or Lose has substantial potential value and justifies a second effort to create a registered blank check shell and attempt to identify and negotiate an acquisition transaction with a suitable privately held company; and

WHEREAS, the Founders believe their plan to make another effort to create a registered blank check shell will require a more modest financial commitment than Win or Lose, but still require significant cash investments to provide operating capital and pay certain anticipated costs; and

WHEREAS, the Founders wish to formalize their past agreements with respect to the formation of a new entity named Stirling Acquisition Corporation, to define their respective financial commitments to Stirling; and if Stirling’s activities are successful, to establish protocols, procedures and mechanisms for the ultimate recovery of their cumulative investments in both Win or Lose and Stirling;

NOW, THEREFORE, In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Founders agree as follows:

Article I
Capitalization of Stirling

The Founders have concluded that Stirling will require at least $40,000 in cash and working capital to finance its proposed activities during the period between the completion of the proposed gift share distribution and the closing of an acquisition transaction. The Founders also expect that Stirling will incur an indeterminate amount of costs and expenses in connection with the registration of its securities and the completion of the gift share distribution. The Founders hereby jointly and severally agree to contribute such additional capital as Stirling may reasonably require to pay the costs incurred by it prior to the completion of the gift share distribution and to leave Stirling with at least $40,000 in cash and working capital upon completion of the gift share distribution.

Article II
Past and Future Contributions to Stirling

In connection with the December 2006 creation of Stirling, Petersen and Fefer contributed $20,000 in cash to Stirling on behalf of the Founders and paid $1,000 of incorporation costs. They subsequently advanced $14,000 to Andrews Kurth LLP as an initial retainer, for a cumulative investment of $35,000. To ensure that Stirling’s future expenses are promptly paid and that it will have sufficient capital to conduct its planned operations, the Founders agree to make additional capital contributions as follows:
1.
Dolan and Fonner shall contribute the next $35,000 in capital that Stirling requires to register its securities under the Securities Act and provide adequate working capital for its planned activities. Once the contributions of the Founders are equalized, any further capital contributions that Stirling may reasonably require shall be apportioned among the Founders on a ratable basis.

2.
All contributions to Stirling before the completion of its gift share distribution shall be accounted for as voluntary contributions to Stirling’s paid-in capital and the number of shares owned by a contributing Founder shall not be increased in recognition of such contributions. Even if the cumulative capital contributions of the Founders are not equalized prior to completion of the gift share distribution, the number of shares owned by each Founder shall not be adjusted upwards or downward to reflect disparities in the actual amounts of capital contributed by them.

3.
If Stirling requires less than $35,000 in additional capital between the date of this agreement and the completion of the gift share distribution, then the required capital contribution from Dolan and Fonner shall be limited to Stirling’s actual cash requirements. In the event that Stirling requires more than $35,000 in additional capital during the period before the completion of the gift share distribution, then the Founders shall make the required excess contributions on a ratable basis. In the event that Dolan and Fonner are unable to make any required capital contributions on a timely basis, Petersen and Fefer shall make the required contributions.

4.
The Founders agree that Stirling will not request an order of effectiveness for its planned registration statement under the Securities Act until the Founders have made arrangements to transfer sufficient capital to pay the anticipated costs of the gift share distribution and leave Stirling with a net cash and working capital balance of at least $40,000.

5.
If it becomes apparent that the aggregate amount needed to pay Stirling’s registration costs and provide for adequate operating capital will be substantially greater than $70,000, then Dolan and Fonner may refuse to make the $35,000 in capital contributions contemplated by this Agreement, provided that they shall be required to contribute such amounts as may be necessary to pay any accumulated costs that cannot be paid with the amounts presently available to Stirling.

Article III
Investment Recovery Pool

Stirling’s business plan contemplates the resale of up to 1,350,000 founders’ shares in connection with an acquisition transaction. While it is impossible to predict the amount of cash that the Founders will ultimately receive in connection with the resale of founders’ shares, the proceeds of such sales are expected to be substantial. The Founders hereby agree that 50% of any net cash proceeds they receive from the resale of founders’ shares shall be paid into a segregated “Investment Recovery Pool” and then distributed to the Founders based on their cumulative cash investments in both Win or Lose and Stirling. In furtherance of the foregoing, the Founders agree:

1.
All amounts previously contributed to Win or Lose or Stirling by the Founders shall be accounted for in a separate ledger that shows the cumulative investments of the Founders. Amounts carried as capital contributions shall not be increased to reflect the relative value of services rendered to either Win or Lose or Stirling, or be reduced to reflect any overhead payments or compensation received from Win or Lose or Stirling.

2.
For purposes of calculating the net cash proceeds from the resale of founders’ shares, all third party costs paid by the Founders in connection with the negotiation, documentation and closing of an acquisition transaction shall be treated as allowable deductions from the gross proceeds.

3.
Distributions from the Investment Recovery Pool shall be allocated among the Founders based on their cumulative cash investments in Win or Lose and Stirling, provided that in the event that contributions to the Investment Recovery Pool exceed the cumulative investments of all Founders, then any excess shall be distributed ratably among the Founders.

4.
In the event that the amounts contributed to the Investment Recovery Pool are not sufficient to fully reimburse the cumulative contributions of the Founders to Win or Lose and Stirling, then any excess shall be carried forward as an imbalance between the Founders contributions and recovered from up to 50% of the net proceeds from any additional blank check shells the Founders may elect to organize in the future.

5.
Notwithstanding any other provision in this Agreement, no Founder shall have any claim against or interest in any shares of stock in the post-acquisition company that another Founder is able to retain in connection with an acquisition transaction and all such shares shall be and remain the sole and exclusive property of the Founder who is the registered owner of those shares.

Article IV
No Personal Liability

The Founders acknowledge that their past investments in Win or Lose and Stirling and their anticipated additional investments in Stirling are personal risk investments and the existence of disparities in their respective capital contributions to the two companies and any additional blank check shells they may elect to organize in the future shall not give rise to any claim for contribution or reimbursement from another Founder except to the extent that such payments are specifically provided for in Article III. Each of the Founders hereby releases and discharges any and all claims he or she may have against another Founder that arises from or is based on disparities in the relative capital contributions of the Founders.

Article V
No Litigation

Each of the Founders hereby releases any rights he has or may have under applicable law to bring legal action against another Founder with respect to the organization and operations of Win or Lose, Stirling and any additional blank check shells the Founders may elect to organize in the future. If any disputes arise that cannot be resolved through negotiation or mediation among the parties, the Founders sole recourse shall be to exclude one or more Founders from participation in any additional blank check shells the remaining Founders may elect to organize in the future. In the event that one or more Founders shall elect to commence legal action against another Founder with respect to the organization and operations of Win or Lose, Stirling and any additional blank check shells the Founders may elect to organize in the future, this Article shall constitute an irrevocable consent to a motion to dismiss such litigation with prejudice.

Article V
No Other Agreements

The Founders’ relationship with each other is based on a mutual trust and respect and their intention is to cooperate in good faith for their mutual benefit. Nothing in this agreement shall deprive any Founder of his right to exercise sound business judgment with respect to the future activities of Stirling or require the unanimous agreement of the Founders with respect to future business decisions. To the extent that any Founder is able to retain any shares in connection with an acquisition transaction, all decision with respect to the voting, sale or other disposition of those shares shall be within the sole discretion of the holder and no other Founder shall have any right to take part in the decisions made by another Founder or share in any sale proceeds received by another Founder. The Founders expressly agree that from and after the closing of an acquisition transaction, they will scrupulously refrain from any conduct that could give rise to an inference that the Founders are acting in concert with respect to their ownership of securities in the post-acquisition company.

Article VI
Miscellaneous

This Agreement constitutes the entire agreement of the parties and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

No modification or claimed waiver of any provision of this Agreement shall be valid except by written amendment signed by the Founders.

If any provision or provisions of this Agreement shall be held to be invalid, illegal, unenforceable or in conflict with the law of any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Waiver of any provision herein shall not be deemed a waiver of any other provision herein, nor shall waiver of any breach of this Agreement be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

All notices given pursuant to this Agreement shall be in writing and may be delivered by hand, by e-mail, by facsimile transmission or by any other means that give rise to a permanent record of delivery. Notices delivered by hand, by e-mail and by fax shall be deemed received when sent. Notices delivered by mail shall be deemed received 5 days after mailing.

IN WITNESS WHEREOF, the parties have executed this Agreement by their respective, duly authorized representatives as of the date first above written.

John L. Petersen	Rachel A. Fefer

/s/ JOHN L. PETERSEN	/s/ RACHEL A. FEFER

Sally A. Fonner	Mark R. Dolan

/s/ SALLY A. FONNER	/s/ MARK R. DOLAN